Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 3, 2015
Interim Investor Relations
CONTACT: Beth Riley
PHONE: 724-539-6129
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL FIRST QUARTER 2016 RESULTS AND SALE OF NON-CORE BUSINESSES
-    Reported loss per diluted share (LPS) of $0.08, adjusted earnings per diluted share (EPS) of $0.14
-    Continued focus on improving working capital management, generated operating cash flow of $39 million despite pressure on earnings
-    Delivered incremental savings of $16 million from restructuring programs in the quarter; on track to deliver FY16 incremental savings of approximately $50 million

-	Implemented additional cost reductions to strengthen position for profitable growth and mitigate the effect of top-line headwinds through the rest of the fiscal year

-
Achieved further progress in portfolio simplification strategy with agreement to sell non-core businesses with annual revenue of approximately $220 million; transaction will be immediately accretive to operating margin

-	FY16 EPS guidance of $1.50 to $1.70; company now expects total organic sales decline of 6 to 10 percent for the fiscal year
PITTSBURGH, Pa., (November 3, 2015) – Kennametal Inc. (NYSE: KMT) today reported results for the 2016 fiscal first quarter ended September 30, 2015, with a loss per diluted share (LPS) of $0.08, compared with the prior year quarter EPS of $0.49. Adjusted EPS were $0.14 in the current quarter compared with $0.56 in the prior year quarter.

Kennametal also announced today that the company has signed a definitive agreement to sell several non-core businesses related to certain castings, steel-plate fabrication and deburring for an aggregate price of approximately $70 million in cash. Transaction proceeds are expected to be used for debt reduction. The transaction is anticipated to close within the company's fiscal second quarter, and the after-tax loss on the sale is currently estimated to be in the range of approximately $100 million to $120 million.

“We remain focused on what we can control and continue to execute our strategy to concentrate on our core businesses and deliver benefits from realigning our cost structure, adjusting our footprint and simplifying our portfolio,” said Don Nolan Kennametal President and CEO. “We are on track to achieve our restructuring goals and made a significant step in our portfolio alignment announcing that we have entered into an agreement to sell several non-core businesses representing approximately $220 million in annual revenue. This transaction is expected to be accretive to our operating margin upon closing.”

Fiscal 2016 First Quarter Key Developments

•
Sales were $555 million, compared with $695 million in the same quarter last year. Sales decreased by 20 percent, reflecting a 13 percent organic decline due to weakening in our served end markets and a 7 percent unfavorable currency exchange impact.

•
On a combined basis, pre-tax restructuring and related charges were $15 million, or $0.14 per share, and pre-tax benefits were approximately $21 million, or $0.20 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $7 million, or $0.07 per share, and pre-tax benefits were approximately $5 million, or $0.04 per share.

•
Operating income was $7 million, compared with operating income of $61 million in the same quarter last year. Adjusted operating income was $22 million, compared with $68 million a year ago. The decrease in adjusted operating results in the current period was primarily driven by organic sales decline, lower fixed cost absorption, unfavorable mix, and unfavorable currency exchange, offset partially by restructuring benefits and lower raw material costs. Adjusted operating margin was 3.9 percent in the current period and 9.9 percent in the prior period.

•
The reported effective tax rate (ETR) was negative 292.8 percent (provision on a loss) and the adjusted ETR was 26.2 percent (provision on income). The difference between the reported and adjusted ETR was primarily due to a discrete tax charge taken in the quarter related to the divestiture of non-core assets. For the first quarter of fiscal 2015, the reported ETR was 26.5 percent (provision on income) and the adjusted ETR was 26.4 percent (provision on income).

•	LPS was $0.08, compared with the prior year quarter EPS of $0.49. Adjusted EPS were $0.14 in the current quarter and $0.56 in the prior year quarter.

(Loss) Earnings Per Diluted Share and Effective Tax Rate Reconciliation
First Quarter	FY2016		FY2015
	Diluted (LPS) EPS	Effective Tax Rate	Diluted EPS	Effective Tax Rate
Reported Results	$(0.08)	(292.8)%	$0.49	26.5%
Restructuring and related charges	0.14	42.8	0.07	(0.1)
Divestiture-related charges	0.08	276.2	—	—
Adjusted Results	$0.14	26.2%	$0.56	26.4%

•
The company realized free operating cash flow of $3 million compared with $21 million in the same period last year. The decrease in free operating cash flow was primarily attributable to lower cash earnings, net of tax, higher cash payments for other liabilities and higher capital expenditures, partially offset by improved working capital management.

Segment Developments for the Fiscal 2016 First Quarter

•
Industrial segment sales of $313 million decreased 17 percent from $378 million in the prior year quarter due to unfavorable currency exchange of 9 percent and organic decline of 8 percent. Excluding the impact of currency exchange, sales decreased approximately 32 percent in energy, approximately 9 percent in general engineering, approximately 5 percent in transportation and approximately 2 percent in aerospace and defense. Energy end market activity continued to be weak, impacting the general engineering end market where the company believes there was destocking in the indirect channel, particularly in the Americas. Lower sales activity in the transportation end market was driven by lower light vehicle production levels in China. On a segment regional basis, sales decreased 15 percent in the Americas, 6 percent in Asia and 1 percent in Europe.

•
Industrial segment operating income was $20 million compared with $44 million in the prior year. Adjusted operating income was $26 million compared to $49 million in the prior year quarter, driven by organic sales decline, lower fixed cost absorption and unfavorable business mix, partially offset by restructuring program benefits and lower raw material costs. Industrial adjusted operating margin was 8.4 percent compared with 13.1 percent in the prior year.

•
Infrastructure segment sales of $242 million decreased 24 percent from $317 million in the prior year. The decrease was driven by 19 percent organic sales decline and 5 percent unfavorable currency exchange. Excluding the impact of currency exchange, sales decreased by approximately 31 percent in energy, approximately 24 percent in general engineering and approximately 8 percent in earthworks. Sales were lower year-over-year due to persistent weak demand in oil and gas, underground mining and general engineering. On a segment regional basis, sales decreased 27 percent in the Americas, 11 percent in Asia and 1 percent in Europe.

•
Infrastructure segment operating loss was $9 million, compared with operating income of $19 million in the same quarter of the prior year. Adjusted operating loss was $3 million compared to adjusted operating income of $21 million in the prior year quarter. The change in adjusted operating results was primarily due to lower organic sales, lower fixed cost absorption and unfavorable business mix, partially offset by the benefits of the restructuring savings and lower raw material costs.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Restructuring Programs

The previously announced restructuring programs are expected to produce combined annual ongoing pre-tax permanent savings of $115-$135 million. In total, pre-tax charges for these initiatives are expected to be approximately $185-$205 million.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Approximate Savings Since Inception	Expected Completion Date
Phase 1	$55M-$60M	$5M	$57M	$50M-$55M	$12M	$42M	6/30/2016
Phase 2	$90M-$100M	$8M	$32M	$40M-$50M	$9M	$16M	12/31/2018
Phase 3	$40M-$45M	$2M	$3M	$25M-$30M	—	—	3/31/2017
Total	$185M-$205M	$15M	$92M	$115M-$135M	$21M	$58M

Outlook
The depth and duration of the downturn in the company's served end markets coupled with recent macroeconomic concerns has weakened the company's fiscal 2016 outlook. The company now expects fiscal 2016 total sales to decline in the range of 10 to 14 percent and organic sales to decline in the range of 6 to 10 percent. Previously, the decline in total sales was projected to be in the range of 7 to 9 percent, with a decline in organic sales of 1 to 3 percent.

Kennametal now expects consolidated adjusted EPS to be in the range of $1.50 to $1.70 for the full fiscal year. Top line softness is expected to negatively impact the company’s original guidance by $0.65 to $0.70 per share, including the negative impact of mix. Better than anticipated currency, taxes and other are expected to be a benefit to prior EPS guidance of $0.20 to $0.25 per share. In order to partially offset the impact of top line softness, the company has implemented cost reductions which are expected to generate between $0.20 and $0.25 per share of cost savings in the remainder of the fiscal year. In addition, these additional cost reductions will position Kennametal for stronger profitable growth in the future when end market demand improves.

The company still expects to generate cash flow from operations between $275 million and $310 million for fiscal 2016. Based on anticipated capital expenditures of approximately $160 million to $175 million, the company expects to generate between $115 million and $135 million of free operating cash flow for the fiscal year.

The company expects the divestiture impact to be approximately $125 million less in fiscal 2016 sales and operating EPS neutral. The transaction will be immediately accretive to our operating margin. This impact from the sale of non-core businesses has not been reflected in Kennametal’s current sales guidance.

Kennametal remains committed to maintaining investment-grade credit ratings. Cash from operations, as well as any working capital reductions, will be used primarily for the purpose of debt reduction in the near term. The company’s longer-term capital allocation process will continue to include disciplined capital investments in the business, as well as returning cash to shareholders through dividends and share repurchases.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable November 24, 2015 to shareholders of record as of the close of business on November 10, 2015.
The company will discuss its fiscal 2016 first quarter results in a live webcast at 10:00 a.m. Eastern Time today, November 3, 2015. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through December 3, 2015.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2016 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day nearly 13,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2015	2014
Sales	$555,354	$694,941
Cost of goods sold	404,130	476,842
Gross profit	151,224	218,099
Operating expense	129,243	148,488
Restructuring charges	9,120	1,563
Amortization of intangibles	6,247	7,027
Operating income	6,614	61,021
Interest expense	6,979	8,210
Other expense (income), net	1,087	(1,813)
(Loss) income from continuing operations before income taxes	(1,452)	54,624
Provision for income taxes	4,252	14,497
Net (loss) income	(5,704)	40,127
Less: Net income attributable to noncontrolling interests	522	639
Net (loss) income attributable to Kennametal	$(6,226)	$39,488
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(0.08)	$0.50
Diluted (loss) earnings per share	$(0.08)	$0.49
Dividends per share	$0.20	$0.18
Basic weighted average shares outstanding	79,728	79,114
Diluted weighted average shares outstanding	79,728	79,933

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2015	June 30, 2015
ASSETS
Cash and cash equivalents	$97,199	$105,494
Accounts receivable, net	401,121	445,373
Inventories	549,608	575,531
Other current assets	120,583	132,148
Total current assets	1,168,511	1,258,546
Property, plant and equipment, net	800,574	815,825
Goodwill and other intangible assets, net	693,268	704,058
Other assets	89,687	71,100
Total assets	$2,752,040	$2,849,529
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$25,285	$15,702
Accounts payable	177,736	187,381
Other current liabilities	235,385	279,661
Total current liabilities	438,406	482,744
Long-term debt and capital leases	725,548	735,885
Other liabilities	248,997	255,465
Total liabilities	1,412,951	1,474,094
KENNAMETAL SHAREHOLDERS’ EQUITY	1,309,478	1,345,807
NONCONTROLLING INTERESTS	29,611	29,628
Total liabilities and equity	$2,752,040	$2,849,529

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2015	2014
Outside Sales:
Industrial	$313,333	$377,858
Infrastructure	242,021	317,083
Total outside sales	$555,354	$694,941
Sales By Geographic Region:
North America	$253,149	$334,570
Western Europe	155,721	190,854
Rest of World	146,484	169,517
Total sales by geographic region	$555,354	$694,941
Operating Income (Loss):
Industrial	$20,175	$44,017
Infrastructure	(8,853)	19,221
Corporate (1)	(4,708)	(2,217)
Total operating income	$6,614	$61,021
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating income and margin, net (loss) income, diluted (LPS) EPS, effective tax rate, Industrial operating income and margin, Infrastructure operating (loss) income and margin and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED SEPTEMBER 30, 2015 - (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross Profit	Operating Expense	Operating Income	Net (loss) Income (2)	Diluted (LPS) EPS	Effective Tax Rate
Reported Results	$555,354	$151,224	$129,243	$6,614	$(6,226)	$(0.08)	(292.8)%
Reported Margins		27.2%	23.3%	1.2%
Restructuring and related charges (3)	—	1,627	(4,363)	15,111	11,154	0.14	42.8
Divestiture-related charges (4)	—	—	—	—	6,368	0.08	276.2
Adjusted Results	$555,354	$152,851	$124,880	$21,725	$11,296	$0.14	26.2%
Adjusted Margins		27.5%	22.5%	3.9%
(2) Represents amounts attributable to Kennametal Shareholders.
(3) Includes pre-tax restructuring related charges recorded in corporate of $3,333.
(4) Includes loss on sale of assets and a discrete tax charge due to divestiture of non-core businesses.

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Loss
Reported Results	$313,333	$20,175	$242,021	$(8,853)
Reported Operating Margin		6.4%		(3.7)%
Restructuring and related charges (5)	—	6,184	—	5,594
Adjusted Results	$313,333	$26,359	$242,021	$(3,259)
Adjusted Operating Margin		8.4%		(1.3)%
(5) Excludes pre-tax restructuring related charges recorded in corporate of $3,333.

THREE MONTHS ENDED SEPTEMBER 30, 2014 - (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross Profit	Operating Expense	Operating Income	Net Income (2)	Diluted EPS	Effective Tax Rate
Reported Results	$694,941	$218,099	$148,488	$61,021	$39,488	$0.49	26.5%
Reported Margins		31.4%	21.4%	8.8%
Restructuring and related charges	—	3,779	(2,104)	7,446	5,557	0.07	(0.1)
Adjusted Results	$694,941	$221,878	$146,384	$68,467	$45,045	$0.56	26.4%
Adjusted Margins		31.9%	21.1%	9.9%

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
Reported Results	$377,858	$44,017	$317,083	$19,221
Reported Operating Margin		11.6%		6.1%
Restructuring and related charges	—	5,430	—	2,016
Adjusted Results	$377,858	$49,447	$317,083	$21,237
Adjusted Operating Margin		13.1%		6.7%

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended
	September 30,
(in thousands)	2015	2014
Net cash flow from operating activities	$38,707	$50,952
Purchases of property, plant and equipment	(37,217)	(30,802)
Proceeds from disposals of property, plant and equipment	1,933	619
Free operating cash flow	$3,423	$20,769